Exhibit 10.2

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of [                         ] by and between VS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, The Trust intends to issue in respect of its portfolios listed on Exhibit A attached hereto (each a “Fund” or an “ETF Series”) an exchange-traded class of shares known as “ETF Shares” for each ETF Series. The ETF Shares shall be created in bundles called “Creation Units.” Each Fund shall create and redeem ETF Shares only in Creation Units principally in kind for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of each Fund, included in the Fund’s registration statement on Form S-1, and as authorized under the Order of Exemption filed with the Securities and Exchange Commission. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Marketing Agent, acting on behalf of the Trust, shall be authorized to create and redeem ETF Shares in Creation Units from the Trust. The Trust wishes to engage Fund Services to perform certain services on behalf of the Trust with respect to the creation and redemption of ETF Shares, as the Trust’s agent, namely: to provide transfer agent services for ETF Shares of each ETF Series; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each ETF Series.

WHEREAS, each Fund is operated as a commodity pool under the Commodity Exchange Act; and

WHEREAS, each Fund will ordinarily issue for purchase and redeem shares of the Fund (the “Shares) only in aggregations of Shares known as Creation Units (currently 10,000 shares) principally in kind or in cash;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to retain Fund Services as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities to each series of the Trust listed on Exhibit A attached hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Transfer Agent

The Trust hereby appoints Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services described in this Agreement shall include those duties as are normally and customarily performed by transfer agents in conjunction with such descriptions.

2.	Services and Duties of Fund Services

Fund Services shall provide the following transfer agent and dividend disbursing agent services to each Fund:

A.	Perform and facilitate the performance of purchases and redemption of Creation Units pursuant to such orders that Fund Services as the Index Receipt Agent shall receive from Foreside Fund Services, LLC, a Delaware limited liability company, having its principal place of business at 3 Canal Plaza, Portland, ME (“Marketing Agent”) and pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Funds, Fund Services shall transfer appropriate trade instructions to the Funds’ custodian, U.S. Bank N.A. (“Custodian”), pursuant to that such purchase orders register the appropriate number of book entry only the Funds’ Units in the name of The Depository Trust Company (“DTC”) or its nominee as a unit holder (each an “Authorized Participant”) of the Funds and deliver the Basket of Units of the Funds and pursuant to that such redemption orders redeem the appropriate number of the Funds’ Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Units from the account of the Authorized Participant on the register of the Funds;

B.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

C.	On behalf of the Funds, Fund Services shall issue the Funds’ Units in Creation Baskets for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of the Funds’ Units shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Fund Services. In issuing the Funds’ Units through DTC to an Authorized Participant, Fund Services shall be entitled to rely upon the latest Instructions that are received from the Marketing Agent concerning the issuance and delivery of such Units for settlement;

D.	Fund Services shall not issue on behalf of the Funds any of the Funds’ Units where it has received an Instruction from the Funds or the Marketing Agent or written notification from any federal or state authority that the sale of the Funds’ Units has been suspended or discontinued, and Fund Services shall be entitled to rely upon such Instructions or written notification;

E.	The Funds’ Units may be redeemed in accordance with the procedures set forth in the relevant Authorized Participant Agreement and Fund Services shall duly process all redemption requests;

F.	Fund Services will act only upon Instruction from the Funds and/or the Trust in addressing any failure in the delivery of cash, treasuries and/or Shares in connection with the issuance and redemption of the Funds’ Shares;

G.	Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares;

H.	Prepare and transmit to the Trust and the Trust’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to Fund Services by the Trust) information with respect to purchases and redemptions of Shares;

I.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Fund Services and the Trust the number of outstanding Shares;

J.	On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to Fund Services, the Trust and DTC the amount of Shares purchased on such day;

K.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

L.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

M.	Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

N.	Maintain those books and records of the Trust specified by the Trust and agreed upon by Fund Services;

O.	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

P.	Receive from the Marketing Agent or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Marketing Agent, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

Q.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

R.	Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.

S.	Fund Services shall record the issuance of the Funds’ Creation Baskets and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of the Funds’ Creation Baskets that are authorized, issued and outstanding based upon data provided to Fund Services by the Funds or the Company. Fund Services shall also provide the Funds on a regular basis with the total number of the Funds’ Units authorized, issued and outstanding; provided however that Fund Services shall not be responsible for monitoring the issuance of such Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Units.

T.	Subject to and in accordance with Section 9 of the Agreement, Fund Services shall create and maintain such books and record which the Trust or Fund Services is, or may be, required to create and maintain in accordance with all laws, rules, and regulations applicable to Fund Services as Transfer Agent. Fund Services agrees to make all books and records available for inspection and use by the Trust or by the SEC at reasonable times, and to otherwise keep confidential. Fund Services shall maintain such books and records for at least six years or for such other period of time as Fund Services and Trust may mutually agree or as required by all applicable laws, rules, and regulations. Fund Services further agrees that all such books and records shall be the property of the Trust.

U.	Upon reasonable notice by the Trust, Fund Services shall make available during regular business hours all records and other data created and maintained by Fund Services as Transfer Agent for reasonable audit and inspections by the Trust, any person retained by the Trust or any shareholder.

V.	Fund Services shall perform the customary services of a transfer agent including, but not limited to, maintaining the account of the Shareholder with respect to each Fund, obtaining at the request of the Fund a list of DTC participants holding interests in each Fund’s Global Certificate, and those services set forth on Exhibit B attached hereto.

W.	The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities: (i) annual reports of each Fund; (ii) Fund proxies, proxy statements and other proxy soliciting materials; (iii) Fund prospectus and amendments and supplements thereto, including stickers; (iv) other communications as a Fund may from time to time identify as required by law or as a Fund may reasonably request; and (v) Fund Services shall provide additional services, if any, as may be agreed upon in writing by the Fund and Fund Services.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust, on behalf of each applicable Fund, as a miscellaneous expense in accordance with the fee schedule set forth on Exhibit C attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

Fund Services acknowledges and represents that (1) it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot”) Act of 2001 and the Bank Secrecy Act (collectively the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects; and (2) it is subject to a rule implementing 31 U.S.C. 5318(h) (the anti-money laundering program provision of the USA Patriot Act) and is regulated by a federal functional regulator such as a federal banking regulator or the SEC.

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and Fund Services have each determined that the Procedures, as part of the Trust’s overall Anti-Money Laundering Program and Red Flag Identity Theft Prevention Program, are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.

The Trust acknowledges and agrees that although it is directing Fund Services to implement the Procedures on its behalf, Fund Services is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, or otherwise, including, without limitation, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer.

Fund Services agrees to provide to the Trust:

(a)	Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

(b)	Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)	Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)	Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C attached hereto (as amended from time to time in writing by the parties to this Agreement). Fund Services shall be reimbursed for such reasonable and documented miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all laws and regulations, both state and federal, applicable to it and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1933 Act, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

(5)	All records of the Trust (including, without limitation, all shareholder and account records) provided to Fund Services by the Trust or by a prior transfer agent of the Trust are accurate and complete and Fund Services is entitled to rely on all such records in the form provided; and

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall use its best efforts and exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or breach of this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has used its best efforts and exercised reasonable care in the performance of its duties under this Agreement, the applicable Fund, severally and not jointly, shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement. Fund Services shall endeavor to provide the Trust, on behalf of the relevant Fund(s), such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Fund Services seeks indemnity from the Fund. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement, provided that the Fund’s continuing obligation to indemnify Fund Services after the termination of this Agreement shall relate solely to those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Fund Services provision of services pursuant to this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust, on behalf of a Fund, may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, which may include acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct non-material administrative errors at its own expense, provided that Fund Services shall provide advance written notice to the Trust detailing the action it intends to take prior to taking such action. For material administrative errors, Fund Services reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Trust and in such manner as agreed to by the Trust.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that Fund Services shall promptly notify the Trust of such request if permitted by applicable law, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, as required by the Securities Exchange Act of 1934, as amended, the rules of the stock exchange on which the Funds’ shares are listed, 17 C.F.R. 4.23 (specifically, the records specified in 17 C.F.R. 4.23(a)(1) through (8), (10) through (12) and (b)(1)), and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will also maintain those records of the Trust and the Funds including any changes, modifications or amendments thereto (the “Fund Records”) and will act as document repository for such Fund Records. Upon receipt of such Fund Records, the Administrator will issue a receipt for such Fund Records. The Administrator shall maintain a complete and orderly inventory of all Fund Records for which it has issued a receipt. The Administrator shall be under no duty or obligation to audit or reconcile the content, nor shall the Administrator be responsible for the accuracy or completeness of those Fund Records not created by the Administrator. Upon written request in a form to be determined by Administrator and the Trust, the Administrator will return or release the requested Fund Records to such persons or entities pursuant to the Instructions provided by the Trust. Once one or more Fund Records have been returned or released by the Administrator, the Administrator shall have no further duty or obligation to act as repository for said previously released Fund Records. The Trust represents and warrants that: (a) promptly after the date of this Agreement, it will, at its own expense, deliver, cause to be delivered or make available to the Administrator all of the Fund Records in effect as of the date of this Agreement; (b) it will, on a continuing basis and at its own expense, promptly deliver, cause to be delivered or make available to the Administrator any Fund Records created after the date of this Agreement; (c) it has adequate record-keeping policies and procedures in effect to ensure that all Fund Records are promptly provided to the Administrator pursuant to the terms of this Agreement; (d) it shall be responsible for the accuracy and completeness of any Fund Records not created by the Administrator; and (e) it shall be responsible for ensuring the Trust’s or the Funds’ compliance with, fulfillment of its obligations under or enforcement of, any Fund Records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

11.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1933 Act, CFTC, NFA, NYSE, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of the Trust relating to a Fund’s portfolio investments as set forth in such Fund’s current prospectus and statement of additional information. Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes that causes the Fund to file an amended prospectus with the SEC, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

12.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years. This Agreement may be terminated effective at the end of such initial term by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Fund Services by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction (“Termination Upon Direction”). This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Trust’s Board of Trustees.

13.	Early Termination

In the absence of any material breach of this Agreement or Termination Upon Direction, should the Trust elect to terminate this Agreement prior to the end of the two (2) year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all reasonable and documented miscellaneous costs associated with a-c above.

14.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any documented expenses (not personnel costs) associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. The Trust shall also be responsible for any fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1933 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1933 Act or any rule or order of the SEC thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party.

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services

Attn: President

615 East Michigan Street

Milwaukee, WI 53202

Notice to the Trust shall be sent to:

VS Trust

Attn: Justin Young

100 S Bedford Rd., Suite 340

Mt. Kisco, NY 10549

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Fidelity Bond

Fund Services shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, Fund Services shall provide evidence that coverage is in place. Fund Services shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. Fund Services shall notify the Trust promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust promptly should the total outstanding claims made by Fund Services under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

23.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

24.	Limited Recourse

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

25.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

26.	Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

VS TRUST

By:

Name:

Title:

Date:

U.S. BANCORP FUND SERVICES, LLC

By:

Name:

Title:

Date:

Exhibit A to the Transfer Agent Servicing Agreement

Separate Series of VS Trust

Name of Series